EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

For more information, contact:
Deb Thornton
(916) 218-4779
dthornton@daegis.com

DAEGIS INC. NAMES SUSAN K. CONNER AS
CHIEF FINANCIAL OFFICER

ROSEVILLE, Calif., – May 29, 2013–Daegis Inc. (NASDAQ: DAEG), an eDiscovery and information management company, today announced the appointment of Susan K. Conner as Chief Financial Officer (“CFO”). She brings more than 25 years of experience as a public company CFO, audit partner at a Big 4 accounting firm and business strategist and advisor.

Ms. Conner has previously been the CFO for two other public companies. Throughout her career she has led private equity financing deals, negotiated multimillion dollar lines of credit, consolidated and re-organized finance operations on an international scale, and managed financial and due diligence efforts for numerous merger and acquisition transactions.

“This appointment is another important step in our continued focus on execution and on achieving our growth expectations. Susan is a performance-driven CFO with a successful track record of implementing financial strategies and business plans that drive revenue, increase profits and support company objectives,” said Tim Bacci, Interim CEO at Daegis Inc. “Susan is an ideal fit for our business and we are delighted to add her to the Daegis leadership team. Our business units will benefit from Susan’s experience in the technology services industry and her leadership in developing financial strategies that optimize operational processes and improve customer satisfaction.”

Earlier in her career, Ms. Conner worked as a Business Assurance Partner with PricewaterhouseCoopers (“PwC”), advising clients on a number of M&A transactions ranging in size from $25 million to $300 million. Since her time at PwC, Ms. Conner has served as the CFO at Pegasus Solutions, Inc., a provider of technology services to the hospitality industry that went private in 2006, and Zix Corporation, a Software as a Service (“SaaS”) company that delivers technology in the security sector. She has most recently been working as an independent advisor to privately-held companies on a variety of transactional and financial leadership engagements.

Ms. Conner is a licensed CPA and holds a bachelor’s degree in business administration and accounting from the University of Texas at Austin.

About Daegis Inc.

Daegis Inc. (NASDAQ: DAEG) is an eDiscovery and information management company, delivering eDiscovery, archiving software, data management tools, and migration solutions through its four businesses. The Daegis eDiscovery division delivers market-leading eDiscovery software through Daegis Edge, an end-to-end platform to manage the entire litigation lifecycle, and Acumen, our revolutionary predictive coding software. Our AXS-One archiving software helps corporations to preserve and manage electronic information for legal discovery and regulatory compliance. Our Gupta Technologies and Composer Technologies businesses serve customers around the globe with development tools, databases and application migration software. Visit www.daegisinc.com to learn more.